UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2025
CASTELLUM, INC.
(Exact name of Registrant as specified in its charter)

Nevada	001-41526	27-4079982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1934 Old Gallows Road, Suite 350
Vienna, VA 22182
(Address of principal executive offices, including zip code)
(703) 752-6157
(Registrant’s telephone number, including area code)
Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CTM	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.
On April 17, 2025, Castellum, Inc. (the "Company") entered into an amendment to the letter agreement dated February 24, 2024 with Robert Eisiminger (the "Amended Letter Agreement") pursuant to which Mr. Eisiminger agreed to accept a $2 million principal payment (the "Principal Payment") from the Company on two notes payable. As a result of the Principal Payment, the principal balance on the note payable with a principal balance of $400,000 dated February 28, 2022 was reduced to zero, and the principal balance of the $5,600,000 noted owed to Mr. Eisiminger dated August 2021 (the "Eisiminger Note") was reduced to $4.0 million. The parties also agreed to extend the maturity date from August 31, 2026 to December 15, 2027 on the Eisiminger Note, and increase the per annum interest rate from 8.0% to 10.0%. All other terms of the Eisiminger Note remain unchanged.

The Amended Letter Agreement is attached hereto as Exhibit 10.26 and is incorporated herein by reference.

Item 8.01 Other Events.

On April 21, 2025, the Company issued a press release announcing the terms of the Amended Letter Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Title
10.26	Amended Letter Agreement dated April 17, 2025 by and between the Company and Robert Eisiminger
99.1	Press Release dated April 21, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASTELLUM, INC.

Date: April 21, 2025	By:	/s/ Glen R. Ives
	Name:	Glen R. Ives
	Title:	Chief Executive Officer (Principal Executive Officer)